Exhibit 99.1
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                                  Press Release


                  CITY SAVINGS FINANCIAL CORPORATION ANNOUNCES
                       AGREEMENT TO SELL TRUST PREFERRED

     June 17, 2003 (Michigan City, Indiana). City Savings Financial Corporation (the "Company") (OTCBB: CSFC), the holding company of City Savings Bank (the "Bank"), announced that it has formed the City Savings Statutory Trust I, a Connecticut business trust. On June 16, 2003, the Trust agreed to issue $5,000,000 in principal amount of Capital Securities in a private placement and $155,000 in principal amount of Common Securities to the Company. The aggregate proceeds of $5,155,000 will be used by the City Savings Statutory Trust I to purchase $5,155,000 in Floating Rate Junior Subordinated Deferrable Interest Debentures from the Company.

     The Debentures and the Common and Capital Securities will have a term of 30 years, bear interest at the annual rate of 4.16% until September 26, 2003, and thereafter bear interest at the rate of the 3-Month Libor plus 3.10%; provided, however, that prior to June 26, 2008, this interest rate will not exceed 11.75%. City Savings Financial Corporation has guaranteed payment of amounts owed by the City Savings Statutory Trust I to holders of the Capital Securities. The transaction is expected to close on June 26, 2003.

     The proceeds of the offering will be used for general corporate purposes. The Capital Securities were offered outside the United States in reliance on Regulation S under the Securities Act of 1933. They have not been registered under that Act and may not be offered or sold in the absence of an effective registration statement or exemption from registration requirements.

     The Bank conducts business from two full service offices located in Michigan City, Indiana, and Rolling Prairie, Indiana with the main office located in Michigan City. The Bank has recently entered into an agreement to purchase land to establish a new branch in Chesterton, Indiana.

     CONTACT: City Savings Financial Corporation, Thomas F. Swirski or George L. Koehm, 219/879-5364.